Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

ROYALE ENERGY, INC.

AND

TEXAS CAPITAL BANK, N.A.

February 13, 2009

REVOLVING LINE OF CREDIT AND LETTER

OF CREDIT FACILITY OF UP TO $14,250,000 AND

SEPARATE LETTER OF CREDIT FACILITY OF UP TO $750,000

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INTERPRETATION	1
1.1 Terms Defined Above	1
1.2 Additional Defined Terms	1
1.3 Undefined Financial Accounting Terms	14
1.4 References	14
1.5 Articles and Sections	15
1.6 Number and Gender	15
1.7 Incorporation of Schedules and Exhibits	15
1.8 Negotiated Transaction	15
ARTICLE II TERMS OF FACILITIES	15
2.1 Revolving Line of Credit and Letter of Credit Facility	15
2.4 Use of Loan Proceeds and Letters of Credit	17
2.5 Interest	18
2.6 Repayment of Loans and Interest	18
2.7 Outstanding Amounts	18
2.8 Taxes and Time, Place, and Method of Payments.	18
2.9 Borrowing Base and Monthly Reduction Amount.	20
2.10 Mandatory Prepayments	21
2.11 Voluntary Prepayments	21
2.12 Engineering Fees and Expenses	22
2.13 Commitment Fees	22
2.14 Additional Fees	22
2.15 Loans to Satisfy Obligations	22
2.16 General Provisions Relating to Interest	22
2.17 Yield Protection	23
2.18 Letters in Lieu of Transfer Orders or Division Orders	24
2.19 Power of Attorney	24
2.20 Security Interest in Accounts; Right of Offset	25
ARTICLE III CONDITIONS	25
3.1 Receipt of Loan Documents and Other Items	25
3.2 Each Loan	28
3.3 Issuance of Letters of Credit	29
ARTICLE IV REPRESENTATIONS AND WARRANTIES	30
4.1 Due Authorization	30
4.2 Existence	30
4.3 Valid and Binding Obligations	30
4.4 Security Documents	30

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4.5 Title to Oil and Gas Properties	31
4.6 Scope and Accuracy of Financial Statements	31
4.7 No Material Adverse Effect or Default	31
4.8 No Material Misstatements	31
4.9 Liabilities, Litigation and Restrictions	31
4.10 Authorizations; Consents	31
4.11 Compliance with Laws	32
4.12 ERISA	32
4.13 Environmental Laws	32
4.14 Compliance with Federal Reserve Regulations	32
4.15 Investment Company Act	32
4.16 Proper Filing of Tax Returns; Payment of Taxes Due	32
4.17 Refunds	32
4.18 Gas Contracts	33
4.19 Intellectual Property	33
4.20 Casualties or Taking of Property	33
4.21 Principal Location	33
4.22 Subsidiaries	33
4.23 Compliance with Anti-Terrorism Laws	33
4.24 Identification Numbers	34
4.25 Solvency	34
ARTICLE V AFFIRMATIVE COVENANTS	35
5.1 Maintenance and Access to Records	35
5.2 Quarterly Financial Statements and Compliance Certificates	35
5.3 Annual Financial Statements and Compliance Certificate	35
5.4 Oil and Gas Reserve Reports and Production Reports	35
5.5 Title Opinions; Title Defects; Mortgaged Properties	36
5.6 Notices of Certain Events	36
5.7 Letters in Lieu of Transfer Orders or Division Orders	37
5.8 Commodity Hedging	38
5.9 Joinder of New Domestic Subsidiaries	38
5.10 Additional Information	38
5.11 Compliance with Laws	38
5.12 Payment of Assessments and Charges	38
5.13 Maintenance of Existence or Qualification and Good Standing	38
5.14 Payment of Note; Performance of Obligations	39
5.15 Further Assurances	39
5.16 Initial Expenses of Lender	39
5.17 Subsequent Expenses of Lender	39
5.18 Operation of Oil and Gas Properties	39
5.19 Maintenance and Inspection of Properties	40
5.20 Maintenance of Insurance	40
5.21 ENVIRONMENTAL INDEMNIFICATION	40
5.22 GENERAL INDEMNIFICATION	41
5.23 Evidence of Compliance with Anti-Terrorism Laws	42

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5.24 Deposit Accounts	42
ARTICLE VI NEGATIVE COVENANTS	42
6.1 Indebtedness	42
6.2 Contingent Obligations	42
6.3 Liens	43
6.4 Sales of Assets	43
6.5 Leasebacks	43
6.6 Sale or Discount of Receivables	43
6.7 Loans or Advances	43
6.8 Investments	43
6.9 Dividends, Distributions and Certain Payments	44
6.10 Issuance of Equity; Changes in Corporate Structure	44
6.11 Transactions with Affiliates	44
6.12 Lines of Business	45
6.13 Plan Obligation	45
6.14 Current Ratio	45
6.15 Tangible Net Worth	45
6.16 Interest Coverage Ratio	45
6.17 Anti-Terrorism Laws	45
ARTICLE VII EVENTS OF DEFAULT	45
7.1 Enumeration of Events of Default	45
7.2 Remedies	48
7.3 Notice of Default	49
ARTICLE VIII MISCELLANEOUS	49
8.1 Assignments; Participations	49
8.2 Survival of Representations, Warranties, and Covenants	50
8.3 Notices and Other Communications	50
8.4 Parties in Interest	51
8.5 Renewals; Extensions	51
8.6 Rights of Third Parties	51
8.7 No Waiver; Rights Cumulative	51
8.8 Survival Upon Unenforceability	51
8.9 Amendments; Waivers	51
8.10 Controlling Agreement	51
8.11 Disposition of Collateral	52
8.12 Governing Law	52
8.13 Waiver of Rights to Jury Trial	52
8.14 Jurisdiction and Venue	52
8.15 Integration	52
8.16 Waiver of Punitive and Consequential Damages	52
8.17 Counterparts	53

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8.18 USA Patriot Act Notice	53
8.19 Tax Shelter Regulations	53
8.20 Contribution and Indemnification	53

LIST OF SCHEDULES

Schedule 2.4	-	Existing Letters of Credit

Schedule 4.9	-	Liabilities and Litigation
Schedule 4.13	-	Environmental Matters
Schedule 4.17	-	Refunds

Schedule 4.18	-	Gas Contracts
Schedule 4.20	-	Casualties

Schedule 4.24	-	Taxpayer ID and Organizational Numbers

LIST OF EXHIBITS

Exhibit I	-	Form of Note
Exhibit II	-	Form of Borrowing Request
Exhibit III	-	Form of Compliance Certificate
Exhibit IV	-	Form of Opinion of California Counsel
Exhibit V	-	Form of Opinion of Texas Counsel

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into this 13th day of February, 2009, by and between ROYALE ENERGY, INC., a California corporation (the “Borrower”), and TEXAS CAPITAL BANK, N.A., a national banking association (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and Guaranty Bank, FSB, a federal savings bank (“Guaranty”), were parties to that certain Credit Agreement dated January 21, 2003 (as amended, the “Existing Credit Agreement”);

WHEREAS, in consideration of valuable consideration, including the assumption by the Lender of the obligations of Guaranty under the Existing Credit Agreement, the rights of Guaranty under the Existing Credit Agreement have been assigned to the Lender; and

WHEREAS, the Borrower and the Lender desire to amend and restate in its entirety the Existing Credit Agreement by entering into this Amended and Restated Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows, restating in its entirety the Existing Credit Agreement:

•

DEFINITIONS AND INTERPRETATION

•          Terms Defined Above. As used in this Credit Agreement, each of the terms “Borrower,” “Existing Credit Agreement,” “Guaranty” and “Lender” shall have the meaning assigned to such term hereinabove.

•          Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section 1.2 or in Sections referred to in this Section 1.2, unless the context otherwise requires:

“Additional Amount” shall have the meaning assigned to such term in Section 2.8.

“Adjusted Base Rate” shall mean, for any Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be the greater of (a) the Base Rate and (b) the Federal Funds Rate; provided, however, that the Adjusted Base Rate shall in no event be less than three percent (3.00%) per annum.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly, controlling, or under common control with, such Person and includes any “affiliate” of such Person within the meaning of Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships; provided, however, that in no event shall the Lender be deemed an Affiliate of the Borrower or any of the Guarantors.

“Aggregate Facility Amount” shall mean the sum of the Revolving Facility Amount plus the L/C Facility Amount.

“Agreement” shall mean this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Approved Fund” shall mean any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for the Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages the Lender.

“Approved Hedge Counterparty” shall mean the Lender or an Affiliate of the Lender.

“Aspen” shall mean Aspen Exploration Corporation, a Delaware corporation.

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the sum of the Revolving Commitment Amount in effect at such time plus the L/C Facility Amount in effect at such time minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

“Base Rate” shall mean the interest rate announced by the Lender from time to time as its prime rate or its general reference rate of interest, which Base Rate shall change upon any change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by the Lender.

“Blocked Person” shall have the meaning assigned to such term in Section 4.23.

“Borrowing Base” shall mean, at any time, the amount stated in Section 2.9(a) and each other amount established and in effect from time to time in accordance with the provisions of Section 2.9.

“Borrowing Request” shall mean each written request, substantially in the form attached hereto as Exhibit II, by the Borrower to the Lender for a borrowing pursuant to Section 2.1, each of which shall:

•	be signed by a Responsible Officer of the Borrower;

•          specify the amount of the Loan requested and the date of the borrowing (which shall be a Business Day); and

•          be delivered to the Lender no later than 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on the Business Day preceding the requested date of the borrowing

“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

“Business Entity” shall mean a corporation, partnership, joint venture, limited liability company, joint stock association, business trust, or other business entity.

“Closing” shall mean the establishment of the Facilities.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean the Mortgaged Properties and any other Property now or at any time pledged to the Lender by the Borrower or any of the Guarantors as security for the payment or performance of all or any portion of the Obligations, including any Property that was considered in determining or redetermining the Borrowing Base and expressly including “as extracted collateral” as defined in the UCC or the Uniform Commercial Code of any other applicable state.

“Commitment” shall mean the obligation of the Lender to make Loans to or for the benefit of the Borrower and to issue Letters of Credit pursuant to applicable provisions of this Agreement.

“Commitment Fees” shall mean the fees payable to the Lender by the Borrower pursuant to the provisions of Section 2.13.

“Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Commitment Termination Date.

“Commitment Termination Date” shall mean the earlier of (a) February 13, 2013, and (b) the date the Commitment is terminated pursuant to the provisions of Section 7.2.

“Commodity Hedge Agreements” shall mean crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection or hedge agreements.

“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower or any of the Guarantors within the meaning of Section 4001 of ERISA.

“Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with the provisions of Section 5.2 or Section 5.3, as the case may be.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contribution Percentage” shall mean, for each party obligated to make a payment due pursuant to the provisions of Section 8.20, the percentage obtained by dividing such party’s Obtained Benefit by the aggregate Obtained Benefits of all of the Guarantors.

“Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, plus the then current Available Commitment and, if not already included, the amount of any cash on deposit with the Lender in accordance with the provisions of Section 5.24, but excluding non-cash derivative current assets arising from Commodity Hedge Agreements.

“Current Liabilities” shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, but excluding current maturities in respect of the Obligations, both principal and interest, non-cash derivative current liabilities arising from Commodity Hedge Agreements and twenty five percent (25%) of deferred revenue.

“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Adjusted Base Rate for each relevant day plus three percent (3%) converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Highest Lawful Rate.

“Deficiency” shall have the meaning assigned to such term in Section 2.10.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” shall mean, for any period for which the amount thereof is to be determined and on a consolidated basis for the Borrower and its consolidated Subsidiaries, Net Income for such period, but excluding (i) unrealized gains or losses or charges in respect of Commodity Hedge Agreements (including those under GAAP arising from the application of FAS 133), (ii) extraordinary or non-recurring income items and, to the extent acceptable to the Lender, expense items and (iii) deferred financing costs written off, including equity discounts, and premiums paid in connection with any early extinguishment of Indebtedness permitted pursuant to this Agreement, including the refinancing of the senior secured Indebtedness of the Borrower outstanding prior to the Closing Date), plus, in each case to the extent deducted in the determination of Net Income for such period and without duplication of any item in more than one category, each of the following for such period: (a) Interest Expense, (b) Taxes, (c) depreciation, depletion and amortization expenses, (d) intangible drilling and completion costs and (e) other non-cash expenses, including write-downs of non-current assets and unrealized non-cash losses resulting from foreign currency balance sheet adjustments required under GAAP, and minus, to the extent credited in the determination of Net Income for such period, non-cash credits for such period.

“Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any of the Guarantors, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or any of the Guarantors or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act,

and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any of the Guarantors is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder and interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Excess Payments” shall have the meaning assigned to such term in Section 8.20.

“Excluded Taxes” shall mean, with respect to any and all payments to the Lender or any other recipient of any payment to be made by or on account of any Obligation, net income taxes, branch profits taxes, franchise and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on the Lender.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Letters of Credit” shall mean those letters of credit issued by Guaranty for the account of the Borrower listed on Schedule 2.1, which letters of credit were issued under the terms of the Existing Credit Agreement.

“Facilities” shall mean, collectively, the Revolving Facility and the L/C Facility.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

“Financial Statements” shall mean consolidated and consolidating financial statements of the Borrower and its consolidated Subsidiaries as at the point in time and for the period indicated, including all notes thereto, and consisting of at least a balance sheet and related statements of operations, members’, shareholders’ or partners’ equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the

Lender and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guaranties” shall mean, collectively, guarantees of payment and performance of the Obligations, in form and substance acceptable to the Lender, provided from time to time by the Guarantors in compliance with the provisions of Section 5.9.

“Guarantors” shall mean, collectively, any and all Domestic Subsidiaries of the Borrower formed or acquired subsequent to the Closing Date, other than, until the Indebtedness of Aspen referred to in clause (g) of the proviso appearing in Section 6.1 has been paid in full and any loan or credit agreement governing such Indebtedness has terminated, Aspen, if it becomes a Domestic Subsidiary of the Borrower.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.

“Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under laws applicable to the Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, other deferred liabilities and credits and asset retirement obligations) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a

Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) all direct or contingent obligations of such Person under letters of credit, banker’s acceptances, surety bonds, and similar instruments and (f) net obligations of such Person under any Commodity Hedge Agreements or Interest Rate Hedge Agreements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 5.21.

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Interest Expense” shall mean, for any period for which the amount thereof is to be determined, any and all expenses relating to the accrual of interest on Indebtedness of the Borrower, on a consolidated basis with its consolidated Subsidiaries, including interest expense attributable to capitalized leases.

“Interest Rate Hedge Agreements” shall mean interest rate floor, collar, cap, rate protection or hedge agreements.

“Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“Joinder Agreement” shall mean each agreement, in form and substance acceptable to the Lender, pursuant to which a Domestic Subsidiary of the Borrower formed or acquired subsequent to the Closing Date agrees to become a party to and bound by this Agreement.

“L/C Exposure” shall mean the sum of the Revolving Facility L/C Exposure plus the L/C Facility L/C Exposure.

“L/C Facility” shall mean the credit facility provided to the Borrower pursuant to the provisions of Section 2.2.

“L/C Facility L/C Exposure” shall mean, at any time, the then aggregate maximum amount available to be drawn under outstanding Letters of Credit issued under the L/C Facility plus, prior to the making of any related Letter of Credit Payments in respect of such Letters of Credit, the aggregate of all unpaid reimbursement obligations in respect of such Letters of Credit.

“L/C Facility Amount” shall mean, subject to the applicable provisions of this Agreement and the right of the Borrower to reduce such amount on an irrevocable basis by written notice to the Lender, at any time (provided, however, the Borrower shall not be entitled to any reduction to an amount less than the sum of the then existing L/C Facility L/C Exposure), $750,000.

“L/C Sublimit” shall mean $500,000.

“Letter of Credit” shall mean any standby letter of credit issued for the account of the Borrower pursuant to Section 2.1(d) or Section 2.2.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender, as the issuer of the Letters of Credit, from time to time in connection with its issuance of letters of credit.

“Letter of Credit Payment” shall mean any payment made by the Lender under a Letter of Credit, to the extent that such payment has not been repaid by the Borrower.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower and each of the Guarantors shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes).

“Limitation Period” shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to the Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

“Loan Balance” shall mean, at any point in time, the aggregate outstanding principal balance of the Note at such time.

“Loan Documents” shall mean this Agreement, the Note, all of the documents in effect under the terms of the Existing Credit Agreement and assigned to the Lender, the Letter of Credit Applications, the Letters of Credit, the Security Documents, any Joinder Agreements, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, any of the documents in effect under the terms of the Existing Credit Agreement and assigned to the Lender, the Letter of Credit Applications, the

Letters of Credit, the Security Documents or any Joinder Agreement, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

“Material Adverse Effect” shall mean (a) any material and adverse effect on the business, operations, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower, on a consolidated basis with its consolidated Subsidiaries, (b) any material and adverse effect upon the Collateral, including any material and adverse effect upon the value or impairment of the Borrower or its Subsidiary’s ownership of the Collateral, (c) any material adverse effect on the validity or enforceability of any Loan Document or (d) any material adverse effect on the rights or remedies of the Lender or any Approved Hedge Counterparty under any Loan Document.

“Monthly Reduction Amount” shall mean, at any time, the amount determined as such by the Lender and then in effect in accordance with the provisions of Section 2.9.

“Mortgaged Properties” shall mean all Oil and Gas Properties of the Borrower and its Domestic Subsidiaries subject to a perfected first priority Lien (subject only to Permitted Liens) in favor of the Lender, as security for the Obligations.

“Net Income” shall mean, for any relevant period, the net income of the Borrower, on a consolidated basis with its consolidated Subsidiaries, during such period, determined in accordance with GAAP.

“Note” shall mean the promissory note of the Borrower payable to the Lender in the face amount of up to the Aggregate Facility Amount in the form attached hereto as Exhibit I with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases and rearrangements thereof.

“Obligations” shall mean, without duplication of the same amount in more than one category, (a) all Indebtedness of the Borrower evidenced by the Note, (b) the obligation of the Borrower to provide to or reimburse the Lender, as the issuer of the Letters of Credit, as the case may be, for amounts payable, paid or incurred with respect to Letters of Credit, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) Indebtedness of the Borrower in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements with Approved Hedge Counterparties, so long as in compliance with the provisions of Section 6.1 (which it is agreed shall rank pari passu with all other items listed in this definition), (e) the obligation of the Borrower for the payment of Commitment Fees and other fees pursuant to the provisions of this Agreement and (f) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty and in compliance with the provisions of Section 6.1, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Obtained Benefit” shall mean the aggregate amount of benefits, both direct and indirect, obtained by any of the Borrower and the Guarantors from the extension of credit to the Borrower under this Agreement and not repaid by the Borrower or one of the Guarantors.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases, including undivided interests in any such property rights owned jointly with others, with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) covenants, liens, rights, easements, rights of way, restrictions and other similar encumbrances , and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (g) Liens securing the purchase price of Property, including vehicles and equipment, acquired by the Borrower in the ordinary course of business (including Liens existing under conditional sale or title retention contracts), provided that such Liens cover only the acquired Property and the aggregate unpaid purchase price secured by such Liens does not exceed $100,000, (h) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as may be required by GAAP shall have been made therefor , (i) Liens in favor or for the benefit of providers of such Commodity Hedge Agreements and Interest Rate Hedge Agreements approved by the Lender securing Indebtedness of the Borrower in respect of Commodity Hedge Agreements and Interest Rate Hedge Agreements (other than such as constitute a portion of the Obligations) permitted pursuant to the provisions of Section 6.1, (j) Liens in favor of the Lender and (k) other Liens expressly permitted hereunder or in the Security Documents.

“Person” shall mean an individual, Business Entity, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Plan” shall mean, at any time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, any of the Guarantors or any Commonly Controlled Entity of any is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Office” shall mean the office of the Lender in Houston, Texas located at One Riverway, Suite 2450, Houston, Texas 77056 or such other office as the Lender may designate in writing to the Borrower from time to time.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” shall mean, with respect to the Lender, the passage, adoption, institution or amendment of any federal, state, local, or foreign Requirement of Law (including Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including the Lender or its lending office.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any of the Guarantors.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership, the partnership agreement, or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” shall mean each report delivered to the Lender pursuant to the provisions of Section 5.4.

“Responsible Officer” shall mean, as to any Business Entity, its President, any Vice President or any other Person duly authorized in accordance with the applicable organizational documents, bylaws, regulations or resolutions to act on behalf of such Business Entity.

“Revolving Commitment Amount” shall mean, subject to the applicable provisions of this Agreement and the right of the Borrower to reduce such amount on an irrevocable basis by written notice to the Lender, at any time (provided, however, the Borrower shall not be entitled to any reduction to an amount less than the sum of the then existing Loan Balance and Revolving Facility L/C Exposure), the lesser of (a) the Revolving Facility Amount and (b) the Borrowing Base in effect at such time.

“Revolving Facility” shall mean the credit facility provided to the Borrower pursuant to the provisions of Section 2.1.

“Revolving Facility Amount” shall mean $14,250,000, as modified from time to time pursuant to the terms hereof.

“Revolving Facility L/C Exposure” shall mean, at any time, the then aggregate maximum amount available to be drawn under outstanding Letters of Credit issued under the Revolving Facility plus, prior to the making of any related Letter of Credit Payments in respect of such Letters of Credit, the aggregate of all unpaid reimbursement obligations in respect of such Letters of Credit.

“Security Documents” shall mean the security documents executed and delivered in satisfaction of the condition set forth in Section 3.1(f), any existing security documents assigned or amended by any of such documents set forth in Section 3.1(f) and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated, or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, any Business Entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body or other managers of such Business Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registry or list in any state of the United States.

“Tangible Net Worth” shall mean (a) total assets, as would be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters’ debt discount and expenses, and goodwill, minus (b) total liabilities, as would be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

•          Undefined Financial Accounting Terms. Financial accounting terms used in this Agreement without definition are used herein with the respective meanings assigned thereto in accordance with GAAP at the time in effect.

•          References. References in this Agreement to Schedule, Exhibit, Article or Section numbers shall be to Schedules, Exhibits, Articles or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

•          Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

•          Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

•          Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

•          Negotiated Transaction. Each party to this Agreement affirms to the others that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

•

TERMS OF FACILITIES

•          Revolving Line of Credit and Letter of Credit Facility. (a) Upon the terms and conditions (including the right of the Lender to decline to make any Loan, other than a Letter of Credit Payment, so long as any condition to the making of such Loan set forth in Section 3.2 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Loans during the Commitment Period to or for the benefit of the Borrower in an aggregate outstanding principal amount not to exceed at any time the Revolving Commitment Amount minus the then existing Revolving Facility L/C Exposure. Loans shall be made from time to time on any Business Day designated in a Borrowing Request.

•          Subject to the provisions of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow Loans. Each borrowing of principal of Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000. Except for prepayments made pursuant to the provisions of Section 2.10, each prepayment of principal shall be in an amount at least equal to $10,000 and a whole multiple of $10,000. Each borrowing or prepayment of a Loan shall be deemed a separate borrowing and prepayment for purposes of the foregoing.

•          Proceeds of borrowings requested by the Borrower shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office. All Loans shall be evidenced by the Note.

•          Upon the terms and conditions (including the right of the Lender to decline to issue, renew or extend any such Letter of Credit so long as any condition to the issuance, renewal or extension of such Letter of Credit set forth in Section 3.3 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Lender agrees, from the date of this Agreement until the date which is 30 days prior to the Commitment Termination Date and if the L/C Facility L/C Exposure is equal to the L/C Facility Amount or if there does not exist availability under the L/C Facility to allow a requested Letter of Credit to be issued under the L/C Facility, to issue Letters of Credit under the Revolving Facility for the account of the Borrower and to renew and extend such Letters of Credit. Such Letters of Credit shall be issued, renewed or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application. Such Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no such Letter of Credit shall have an expiration date which is less than 30 days prior to the Commitment Termination Date, (ii) the Loan Balance plus the Revolving Facility L/C Exposure, including that under any then requested Letter of Credit to be issued under the Revolving Facility, shall not exceed at any time the Revolving Commitment Amount, (iii) the Revolving Facility L/C Exposure, including that under any then requested Letter of Credit to be issued under the Revolving Facility, shall not exceed at any time the L/C Sublimit and (iii) no such Letter of Credit shall be issued in an amount less than $25,000.

•          Separate Letter of Credit Facility. Upon the terms and conditions (including the right of the Lender to decline to issue, renew or extend any Letter of Credit so long as any condition to the issuance, renewal or extension of such Letter of Credit set forth in Section 3.3 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Lender agrees, from the date of this Agreement until the date which is 30 days prior to the Commitment Termination Date, to issue Letters of Credit under the L/C Facility for the account of the Borrower and to renew and extend such Letters of Credit. Such Letters of Credit shall be issued, renewed or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application. Such Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no such Letter of Credit shall have an expiration date which is less than 30 days prior to the Commitment Termination Date, (ii) the L/C Facility L/C Exposure, including that under any then requested Letter of Credit to be issued under the L/C Facility, shall not exceed at any time the L/C Facility Amount, and (iii) no such Letter of Credit shall be issued in an amount less than $25,000.

•          Additional Provisions Applicable to Letters of Credit. (a) In connection with the issuance, renewal or extension by the Lender of any Letter of Credit pursuant to Section 2.1(d) or Section 2.2, the Borrower shall pay to the Lender a letter of credit fee in an amount equal to the greater of (i) the face amount of such Letter of Credit multiplied by two percent (2.00%) per annum, calculated on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day), on the amount of the L/C Exposure under such Letter of Credit and for the period for which such Letter of Credit is issued or renewed or extended and remains outstanding or (ii) $500. Such fee with respect to each Letter of Credit shall be payable in advance commencing on the date of issuance, renewal or extension of the relevant Letter of Credit. The Lender shall not have any obligation to refund any portion of any such fee upon early cancellation of the relevant Letter of Credit. The Borrower also agrees to pay on demand to the Lender its customary letter of credit transaction fees and expenses, including amendment fees, payable with respect to each Letter of Credit.

•          The Borrower agrees that the Lender shall not be responsible for, nor shall the Obligations be affected by, among other things, (i) the validity or genuineness of documents or any endorsements thereon presented in connection with any Letter of Credit, even if such documents shall in fact prove to be in any and all respects invalid, fraudulent or forged, so long as the Lender has no actual knowledge of any such invalidity, lack of genuineness, fraud or forgery prior to the presentment for payment of a corresponding Letter of Credit or any draft thereunder or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other Person to which any Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of any Letter of Credit or any such transferee. The Borrower further acknowledges and agrees that the Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrower as a result of the willful misconduct or gross negligence of the Lender in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit that resulted in either a wrongful payment under such Letter of Credit or a wrongful dishonor of a claim or draft properly presented under such Letter of Credit. In the absence of gross negligence or willful misconduct by the Lender, the Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Lender and the Borrower agree that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding as among the Lender and the Borrower and shall not put the Lender under any liability to the Borrower.

•          Unless the Borrower provides to the Lender funds sufficient to allow the Lender to pay any drawing by a beneficiary under a Letter of Credit prior to the Lender being obligated to pay the relevant drawing under a Letter of Credit, the Lender shall make a Letter of Credit Payment in payment of such drawing.

•          Each Letter of Credit Payment shall be deemed to be a Loan by the Lender under and shall be evidenced by the Note and shall be payable by the Borrower upon demand by the Lender.

•          Use of Loan Proceeds and Letters of Credit. (a) Proceeds of all Loans shall be used solely by the Borrower (i) to refinance the Indebtedness of the Borrower under the Existing Credit Agreement, including providing cash to Guaranty as collateral for the obligations of the Borrower with respect to the Existing Letters of Credit, (ii) to acquire and develop Oil and Gas Properties, (iii) for the Borrower’s working capital and general business purposes and capital expenditures not otherwise prohibited under applicable provisions of this Agreement, (iv) to advance funds to the Guarantors for working capital and general business purposes and capital expenditures not prohibited under the provisions of this Agreement or to acquire and develop Oil and Gas Properties, and (v) to pay fees and expenses incurred in connection with this Agreement and for other general business purposes of the Borrower.

•          Letters of Credit shall be issued solely for the account of the Borrower for general business purposes of the Borrower and the Guarantors not otherwise prohibited under applicable provisions of this Agreement; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds or Obligations in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements.

•          Interest. Subject to applicable provisions of this Agreement (including those of Section 2.16), interest on the Loan Balance shall accrue and be payable at a daily interest rate based on the per annum rate equal to the Adjusted Base Rate for each relevant day converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, with such rates being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the relevant rate. Notwithstanding the foregoing, interest on past due principal and, to the extent permitted by applicable law, past due interest and fees, shall accrue at the Default Rate and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances to, but not including, the date or dates of repayment.

•          Repayment of Loans and Interest. Accrued and unpaid interest on the Loan Balance shall be due and payable monthly commencing on the first day of March, 2009 and continuing on the first day of each calendar month thereafter while any Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon as of such date, shall be due and payable on the Commitment Termination Date. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred, the Lender may apply such payment as it may elect in its discretion and in accordance with the terms hereof.

•          Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations of the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

•	Taxes and Time, Place, and Method of Payments.

•           All payments required pursuant to this Agreement or the Note shall be made without set-off or counterclaim in Dollars and in immediately available funds free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

•          THE BORROWER SHALL INDEMNIFY THE LENDER FOR INDEMNIFIED TAXES AND OTHER TAXES PAID BY THE LENDER, INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES ARISING FROM THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE LENDER; PROVIDED, HOWEVER, THAT THE BORROWER SHALL NOT IN ANY EVENT BE OBLIGATED TO MAKE PAYMENT TO THE LENDER IN RESPECT OF PENALTIES, INTEREST AND OTHER SIMILAR LIABILITIES ATTRIBUTABLE TO SUCH INDEMNIFIED TAXES OR OTHER TAXES IF SUCH PENALTIES, INTEREST OR OTHER SIMILAR LIABILITIES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR BREACH OF THIS AGREEMENT BY, THE LENDER.

•          If the Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.8, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts pursuant to the Loan Documents, it shall promptly notify the Borrower of the availability of such refund claim and, if the Lender determines in good faith that making a claim for refund will not have an adverse effect to its taxes or business operations, shall, within 10 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the expense of the Borrower. If the Lender receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower pursuant to the Loan Documents, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to the Loan Documents, including indemnity payments made or Additional Amounts paid, by the Borrower under this Section 2.8 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out of pocket expenses of the Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

•          If the Lender is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it or for its benefit by the Borrower, the Lender shall, upon the request, and at the cost and expense, of the Borrower, complete and deliver from time to time any certificate, form or other document requested by the Borrower, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by the Lender would not, in the reasonable judgment of the Lender be disadvantageous or prejudicial to the Lender or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which the Lender has failed to provide any such certificate, form or other document requested by the Borrower, the Lender shall not be entitled to any payment under this Section 2.8 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.

•          The Lender, shall (i) deliver to the Borrower, upon the written request of the Borrower, two original copies of United States Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by the Lender, certifying that the Lender is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter, at each time it is so reasonably requested in writing by the Borrower, deliver within a reasonable time two original copies of an updated United States Internal Revenue Service Form W-9 or any successor form thereto.

•          All payments by the Borrower shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Lender at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

•	Borrowing Base and Monthly Reduction Amount.

•           The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lender to be $4,900,000. Commencing on March 1, 2009 and continuing thereafter on the first day of each calendar month through the Commitment Termination Date, the amount of the Borrowing Base then in effect shall be reduced by the Monthly Reduction Amount, which Monthly Reduction Amount as of the Closing Date is acknowledged to be $175,000.

•          The Borrowing Base and the Monthly Reduction Amount shall be redetermined by the Lender on April 1, 2009 and thereafter semi-annually (on each October 1 and April 1 prior to the Commitment Termination Date) on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including Reserve Reports, and all other information available to the Lender. In addition, the Lender shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base and the Monthly Reduction Amount; provided, however, the Lender shall not be obligated to respond to more than one such request during the period between the scheduled semi-annual redeterminations provided for above. Notwithstanding the foregoing, the Borrowing Base in effect at any time shall be subject to reduction at such other time or times as may be permitted by the terms of this Agreement and the Lender may redetermine the Borrowing Base and the Monthly Reduction Amount at any time.

•          Upon each determination of the Borrowing Base and the Monthly Reduction Amount, the Lender shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and, subject to the operation of the Monthly Reduction Amount, the Borrowing Base and the Monthly Reduction Amount so communicated to the Borrower shall become effective upon such oral notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the Monthly Reduction Amount.

•          The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and the customary lending practices of the Lender for loans of this nature (but taking into account floor and cap prices or other price protection under Commodity Hedge Agreements), of the value, for loan purposes, of the Mortgaged Properties and any other Oil and Gas Properties of the Borrower and its Domestic Subsidiaries acceptable to the Lender, subject, in the case of any increase in the Borrowing Base, to the credit approval processes of the Lender. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

•          Mandatory Prepayments. If at any time the sum of the Loan Balance and the Revolving Faciltiy L/C Exposure exceeds the Borrowing Base then in effect (such excess, a “Deficiency”), the Borrower shall, within 30 days of notice from the Lender of such occurrence, (i) prepay the amount of the Deficiency for application on the portion of the Loan Balance applicable to the Revolving Facility and then to provide cash as Collateral for the Revolving Facility L/C Exposure in the manner provided below in this Section 2.10, (ii) provide additional Collateral, of character and value satisfactory to the Lender in its sole discretion, and/or cash as Collateral to secure the Obligations, by way of the execution and delivery to the Lender of Security Documents in form and substance satisfactory to the Lender, or (iii) affect any combination of the alternatives described in clauses (i) and (ii) of this sentence and acceptable to the Lender in its reasonable discretion. Any prepayment pursuant to the provisions of this Section 2.10 shall be without premium or penalty, except as provided in Section 2.17, and the amount of any such prepayment may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement. In the event that a mandatory prepayment is to be made under this Section 2.10 or any other applicable provision of this Agreement and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional Collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the Revolving Facility L/C Exposure minus the Revolving Commitment Amount. The cash deposited with the Lender in satisfaction of the requirement provided in this Section 2.10 shall be invested, at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.

•          Voluntary Prepayments. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay all or any portion of the Loan Balance without prepayment penalty; provided, however, that (a) the Borrower shall give the Lender notice of each such prepayment of all or any portion of the Loan Balance no less than one Business Day prior to prepayment, (b) any prepayment of any portion of the Loan Balance shall be in an amount of at least equal to $100,000 and a whole multiple of $100,000, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, (d) no such prepayment shall serve to postpone the repayment when due of any Obligation or any installments thereof, and (e) the Borrower shall reimburse the Lender for any losses, expenses or costs reasonably incurred by the Lender as a result of the failure of the Borrower to make such prepayment. Except as provided in the immediately preceding sentence, any prepayment pursuant to the provisions of this Section 2.11 shall be without premium or penalty and the amount of any such prepayment may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement.

•          Engineering Fees and Expenses. The Borrower shall pay the Lender a fee in the amount of $2,500 in connection with each regularly scheduled or Borrower-requested redetermination of the Borrowing Base subsequent to the Closing Date by the independent petroleum engineer or firm of independent petroleum engineers engaged by the Lender, payable within ten days of receipt by the Borrower of an invoice therefor or statement thereof.

•          Commitment Fees. In addition to interest on the Note as provided herein and other fees payable hereunder, and to compensate the Lender for maintaining funds available under the Facilities, the Borrower shall pay to the Lender, in immediately available funds, on the first day of each calendar quarter during the Commitment Period, commencing on the first day of April, 2009, and on the Commitment Termination Date, a fee equal to a per annum rate of one-quarter of one percent (0.25%), calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day), multiplied by the average daily amount of the Available Commitment during the preceding quarterly or shorter period, as the case may be. Commitment Fees shall be payable by the Borrower within ten days of receipt of an invoice therefor or statement thereof delivered by the Lender.

•          Additional Fees. In addition to interest on the Note as provided herein and other fees payable hereunder, and to compensate the Lenders for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender, on the Closing Date, in immediately available funds, a fee in the amount of $24,500. Additionally, the Borrower shall pay a fee to the Lender at any time the Borrowing Base is increased, with the agreement of the Borrower, above the highest Borrowing Base previously in effect, equal to one-half of one percent (0.50%) of such increased Borrowing Base.

•          Loans to Satisfy Obligations. Upon a Default, the Lender may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation or covenant of the Borrower or any of the Guarantors contained in this Agreement or any other Loan Document . Such Loans shall be evidenced by the Note and shall bear interest at the Adjusted Base Rate in the manner provided in Section 2.5, subject, however, to the provisions of Section 2.5 regarding the accrual of interest at the Default Rate in certain circumstances.

•          General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. The Borrower agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in

Chapter 303 of the Texas Finance Code, provided, however, that the Lender may, at its election, substitute for the “weekly” rate the “annualized” or “quarterly” rate, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices. The Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

•          Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder on amounts evidenced by the Note shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

•          If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

•          All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

•          Yield Protection. (a) Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lender may reasonably determine are necessary to compensate the Lender or the Lender’s holding company for any costs attributable to the maintenance by the Lender, pursuant to any Regulatory Change, of capital in respect of its Commitment, such compensation to include an amount equal to any reduction of the rate of return on assets or equity of the Lender or the Lender’s holding company to a level below that which the Lender or the Lender’s holding company could have achieved but for such Regulatory Change.

•          Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Lender therewith shall (i) impose, modify or hold applicable any reserve, special deposit or similar requirement against any Letter of Credit or obligation to issue Letters of Credit or (ii) impose upon the Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to Letter of Credit Payments, or to reduce any amount receivable in connection therewith, then upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender in the exercise of its reasonable judgment, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced amount receivable.

•          Determinations by the Lender for purposes of this Section 2.17 of the effect of any Regulatory Change on capital maintained, its costs or rate of return, its obligation to make and maintain Loans, issuing or participating in Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit or such other obligations, and the additional amounts required to compensate the Lender under this Section 2.17 shall be conclusive, absent manifest error. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of any loss, cost or expense incurred as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Lender shall notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any sums payable pursuant to this Section 2.17 and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section 2.17. Any compensation requested by the Lender pursuant to this Section 2.17 shall be due and payable within 30 days of receipt by the Borrower of any such notice.

•          The Lender agrees not to request, and the Borrower shall not be obligated to pay, any sums payable pursuant to this Section 2.17 unless similar sums are also generally assessed by the Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.

•          Letters in Lieu of Transfer Orders or Division Orders. The Lender agrees that none of the letters in lieu of transfer or division orders provided pursuant to the provisions of Section 3.1(f) or Section 5.7 will be sent to the addressees thereof unless an Event of Default has occurred, at which time the Lender may, at its option, and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

•          Power of Attorney. The Borrower hereby designates the Lender as its agent and attorney-in-fact, to act in its name, place and stead solely for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer or division orders delivered by the Borrower pursuant to the provisions of Section 3.1(f) or Section 5.7, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender and any other Approved Hedge Counterparties under the Loan Documents with respect to the assignment of production proceeds under certain of the Security Documents and shall not impose any duty upon the Lender to exercise any such powers. The power of attorney under this Section 2.19 is expressly limited to the rights and powers set forth herein and no additional rights or powers are herein created or implied. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

•          Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender (for the pro rata benefit of the Lender and any other Approved Hedge Counterparties) a security interest in all of its funds now or hereafter or from time to time on deposit with the Lender or any other Approved Hedge Counterparty, with such interest of the Lender to be retransferred, reassigned and/or released at the expense of the Borrower upon payment in full and complete performance of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender (for the pro rata benefit of the Lender and any other Approved Hedge Counterparties) the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all of its funds now or hereafter or from time to time on deposit with the Lender or any other Approved Hedge Counterparty, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. The Lender shall notify the Borrower promptly of the exercise of any such right of offset or banker’s lien.

•

CONDITIONS

The obligations of the Lender to enter into this Agreement and to make Loans or issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

•          Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Lender and the Lender shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers of the Borrower or other Persons, as the case may be, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto or thereafter and acceptable to the Lender:

•	multiple counterparts of this Agreement as requested by the Lender;
•	the Note;

•          copies of the organizational documents of the Borrower and all amendments to any of such documents, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower to the effect that each such copy is correct and complete;

•          a certificate of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary or an assistant secretary or another authorized representative of the Borrower;

•          copies of resolutions adopted by the governing body of the Borrower approving the Loan Documents to which the Borrower is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or rescinded in any respect, and are in full force and effect as of the date of such certificate;

•          the following documents continuing in effect or establishing Liens in favor or for the benefit of the Lender in and to the Collateral, including Mortgaged Properties constituting at least ninety percent (90%) of the discounted present value, as determined by the Lender in its reasonable discretion, of the proved reserves attributable to the Oil and Gas Properties of the Borrower:

•	assignments of, amendments to and ratifications of the security documents in effect under the terms of the Existing Credit Agreement;
•

if requested by the Lender, additional security documents from the Borrower in favor of the Lender covering certain Property of the Borrower, including additional Oil and Gas Properties of the Borrower sufficient for the Borrower to be in compliance with the provisions of Section 5.5;

•	financing statement assignments and, if requested by the Lender, new financing statements, in each case constituent to the documents described in clauses (i) and (ii) above; and

•

undated letters, in form and substance satisfactory to the Lender, from the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Lender for the account of the Borrower;

•          audited Financial Statements as of December 31, 2007 and unaudited Financial Statements as of September 30, 2008, in each case certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower, subject, as to such unaudited Financial Statements, to changes resulting from normal year-end audit adjustments;

•          certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and, if applicable, good standing of the Borrower in its jurisdiction of organization and in any other jurisdictions where it owns property or does business;

•          results of a search of the uniform commercial code records of the Secretary of State of the State of California in the name of the Borrower, such search report to be from a source or sources acceptable to the Lender and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

•          confirmation, acceptable to the Lender, of the title of the Borrower, free and clear of Liens other than Permitted Liens, to Mortgaged Properties constituting at least ninety percent (90%) of the discounted present value, as determined by the Lender in its discretion, of the proved reserves attributable to such Mortgaged Properties;

•          confirmation acceptable to the Lender that the Oil and Gas Properties of the Borrower are in compliance, in all material respects, with applicable Environmental Laws;

•          copies of executed counterparts of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization and other agreements relating to the Mortgaged Properties as of the Closing Date, as requested by the Lender;

•          engineering information regarding the Mortgaged Properties, as requested by the Lender;

•          the opinion of Seltzer Caplan McMahon Vitek, a law corporation, as California counsel to the Borrower in connection with this Agreement and the other Loan Documents to which the Borrower is a party, substantially in the form attached hereto as Exhibit IV, with such changes thereto as may be approved by the Lender;

•          the opinion of Strasburger & Price, LLP, as Texas counsel to the Borrower in connection with this Agreement and the other Loan Documents to which the Borrower is a party, substantially in the form attached hereto as Exhibit V, with such changes thereto as may be approved by the Lender;

•          certificates evidencing the insurance coverage required by the provisions of Section 5.20;

•          payment of any fees due as of the Closing Date pursuant to this Agreement;

•          payment from the Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Documents and for which invoices have been presented as of the Closing Date;

•          copies of all Commodity Hedge Agreements to which the Borrower is a party as of the Closing Date;

•          certificates of Responsible Officers of the Borrower to the effect that all representations and warranties made by the Borrower in this Agreement or any other Loan Document in place on the Closing Date are true and correct in all material respects as of the Closing Date and that no Default or Event of Default exists as of the Closing Date;

•          confirmation acceptable to the Lender that no event or circumstance, including any action, suit, investigation or proceeding pending, or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority, shall have occurred which could reasonably be expected to have a Material Adverse Effect; and

•          such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidence as the Lender may reasonably request.

•          Each Loan. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan, other than in connection with a Letter of Credit Payment, unless:

•          at least the requisite time prior to the requested date for the relevant Loan, the Borrower shall have delivered to the Lender a Borrowing Request and a funding direction advising the Lender whether the requested Loan should be funded to an account of the Borrower at the Lender or should be funded by wire transfer to an account of another Person (in which case wire transfer instructions shall be included) and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

•          no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan;

•          if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;

•          the Lender shall have received, reviewed and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan;

•          no event shall have occurred which, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect;

•          each of the representations and warranties of the Borrower or any of the Guarantors contained in this Agreement and the other Loan Documents shall be true and correct in all material respects and shall be deemed to be repeated by the relevant entity as if made on the requested date for such Loan;

•	all of the Security Documents shall be in full force and effect;

•          neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate or conflict with any Requirement of Law applicable to the Lender, the Borrower or any of the Guarantors; and

•          the Borrower or any relevant Guarantor, as applicable, shall hold full legal title to the Collateral pledged by it under the Security Documents and be the sole beneficial owner thereof.

•          Issuance of Letters of Credit. The obligation of the Lender to issue, renew, or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:

•          the Borrower shall have delivered to the Lender a written (or oral, confirmed promptly in writing) request for the issuance, renewal or extension of a Letter of Credit at least three Business Days prior to the requested issuance, renewal or extension date and a Letter of Credit Application at least one Business Day prior to the requested issuance date, and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;

•          no Event of Default or Default shall exist or will occur as a result of the issuance, renewal, or extension of such Letter of Credit;

•          if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for the issuance, renewal or extension of such Letter of Credit;

•          no event shall have occurred which, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect;

•          each of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects and shall be deemed to be repeated by the Borrower as if made on the requested date for the issuance, renewal or extension of such Letter of Credit;

•	all of the Security Documents shall be in full force and effect;

•          neither the consummation of the transactions contemplated hereby nor the issuance, renewal or extension of such Letter of Credit shall contravene, violate or conflict with any Requirement of Law applicable to the Lender, the Borrower or any of the Guarantors;

•          the Borrower or any relevant Guarantor, as applicable, shall hold full legal title to the Collateral pledged by it under the Security Documents and be the sole beneficial owner thereof; and

•          the terms, provisions and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Lender in its reasonable discretion.

•

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans and issue and renew Letters of Credit, the Borrower and each of the Guarantors represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

•          Due Authorization. The execution and delivery by it of this Agreement and the borrowings by the Borrower hereunder, the execution and delivery by the Borrower of the Note, the repayment by the Borrower of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery of the Security Documents to which it is a party and the performance by it of its obligations under the Loan Documents to which it is a party are within the power of the Borrower or such Person as the case may be, have been duly authorized by all necessary action by the Borrower or such Person, as the case may be, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any applicable Requirement of Law, (c) contravene or conflict in any material respect with any material indenture, instrument or other agreement to which it is a party or by which any of its Property may be presently bound or encumbered or (d) result in or require the creation or imposition of any Lien in, upon or on any of its Property under any such indenture, instrument, or other agreement, other than under any of the Loan Documents.

•          Existence. It is a corporation, a limited partnership, a limited liability company or other entity, as the case may be, duly organized, legally existing and, if applicable, in good standing under the laws of the state of its organization or formation and is duly qualified as a foreign limited partnership or limited liability company and, if applicable, in good standing in all jurisdictions wherein the ownership of its Property or the operation of its business necessitates same and where the failure to so qualify would have a Material Adverse Effect.

•          Valid and Binding Obligations. Each Loan Document to which it is a party, when duly executed and delivered by it, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

•          Security Documents. The provisions of each Security Document executed by it are effective to create, in favor or for the benefit of the Lender, a legal, valid and enforceable Lien in all of its right, title and interest in the Collateral described therein, which Lien, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, constitutes a fully perfected first-priority Lien (except as to Permitted Liens) on all of its right, title and interest in the Collateral described therein.

•          Title to Oil and Gas Properties. It has good and indefeasible title to all of its Oil and Gas Properties, free and clear of all Liens except Permitted Liens. No Person other than it has any ownership interest, whether legal or beneficial, in its interest in any of its Oil and Gas Properties.

•          Scope and Accuracy of Financial Statements. The Financial Statements provided to the Lender in satisfaction of the condition set forth in Section 3.1(g) present fairly (subject to normal year-end audit adjustments for the unaudited Financial Statements delivered pursuant thereto) the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable.

•          No Material Adverse Effect or Default. No event or circumstance has occurred since September 30, 2008 which could reasonably be expected to have a Material Adverse Effect, and, to its best knowledge, no Default has occurred and is continuing.

•          No Material Misstatements. No information, exhibit, statement or report furnished to the Lender by it or at its direction in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

•          Liabilities, Litigation and Restrictions. Other than as reflected in the Financial Statements provided to the Lender in satisfaction of the condition set forth in Section 3.1(i) or listed on Schedule 4.9 under the heading “Liabilities”, it has no liabilities, direct or contingent, which may materially and adversely affect its business or operations or its ownership of any Collateral. Except as set forth under the heading “Litigation” on Schedule 4.9, no litigation or other action of any nature affecting it is pending before any Governmental Authority or, to the best of its knowledge, threatened against or affecting it or any of its Subsidiaries which could, if adversely determined, reasonably be expected to have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law or otherwise relative to its business or operations or its ownership and operation of any Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by it or as could not reasonably be expected to have a Material Adverse Effect.

•          Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by it of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment of the Note and interest and fees provided in the Note and this Agreement or the performance of the Obligations.

•          Compliance with Laws. It and its Properties, including any Mortgaged Properties and Oil and Gas Properties owned by it, are in compliance with all applicable Requirements of Law, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect.

•          ERISA. It does not maintain, nor has it maintained, any Plan. It does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

•	Environmental Laws. Except as described on Schedule 4.13:

•          no Property owned by it, or, to its knowledge, Property of others adjacent to Property owned by it, is currently on or has, to its knowledge, ever been on any federal or state list of Superfund Sites;

•          no Hazardous Substances have been generated, transported and/or disposed of by it at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;

•          except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, no Release of Hazardous Substances by it or from, affecting or related to any Property owned by it has occurred which could reasonably be expected to have a Material Adverse Effect; and

•          no Environmental Complaint has been received by it that has not been resolved in full.

•          Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of, and it has not taken any action that would result in any transaction contemplated by the Loan Documents being in violation of, in any material respect, any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

•          Investment Company Act. It is not, nor is it directly or indirectly controlled by or acting on behalf of any Person which is an “investment company” or an “affiliated person” subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940.

•          Proper Filing of Tax Returns; Payment of Taxes Due. It has filed its United States income tax returns and all other tax returns which are required to be filed and has paid all taxes shown as due from it thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on its books with respect to taxes and other governmental charges are adequate.

•          Refunds. Except as described on Schedule 4.17, no orders of, proceedings pending before, or other requirements of any Governmental Authority exist which could result in it being required to refund any portion of the proceeds received or to be received by it from the sale of hydrocarbons constituting part of the Mortgaged Property or other Oil and Gas Properties owned by it.

•          Gas Contracts. Except as described on Schedule 4.18, (a) it is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property or other Oil and Gas Properties owned by it at some future date without receiving full payment therefor within 90 days of delivery, and (b) it has not produced gas, in any material amount, subject to, and neither it nor any of the Mortgaged Properties or other Oil and Gas Properties owned by it is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, except as to such matters for which it has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

•          Intellectual Property. It owns or is licensed to use all Intellectual Property necessary to conduct its business as currently conducted, except where the failure to own or license such property could not reasonably be expected to have a Material Adverse Effect. No claim is pending, or to its knowledge has been asserted, by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and it knows of no valid basis for any such claim. The use of such Intellectual Property by it does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on its part.

•          Casualties or Taking of Property. Except as disclosed on Schedule 4.20, since the later of (a) September 30, 2008, or (b) the date of the most recent Financial Statements furnished to the Lender pursuant to either Section 5.2 or Section 5.3, neither its business nor any of its Property has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God, except as could not reasonably be expected to have a Material Adverse Effect.

•          Principal Location. Its principal place of business and chief executive office is located at its address set forth in Section 8.3 or at such other location as it may have, by proper written notice hereunder, advised the Lender.

•          Subsidiaries. It has no Subsidiaries other than as disclosed to the Lender in writing.

•          Compliance with Anti-Terrorism Laws. (a) Neither it nor any of its Affiliates is in violation in any material respect of any applicable Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

•          Neither it nor any of its Affiliates is any of the following (each a “Blocked Person”):

•	a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;
•	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
•	a Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
•	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
•

a Person that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

•	an Affiliate of a Person or entity listed above.

•          Neither it nor any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

•          Neither it nor any of its Affiliates is in violation in any material respect of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

•          Identification Numbers. Its federal taxpayer identification number and organizational number with the Secretary of State of the state of its organization or formation are as set out on Schedule 4.24.

•          Solvency. Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and following the making of any Loan made after the

Closing Date, after giving effect to the application of the proceeds of each such Loan, (a) the fair value of its assets, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of its assets, at a fair valuation, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (c) it will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) it will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and are proposed to be conducted following the Closing Date.

•

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, each of the Borrower and the Guarantors shall (provided, however, that Section 5.14 shall apply only to the Borrower):

•          Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition (subject to normal year-end audit adjustments) may be readily determined, and promptly following the request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower allow Lender to make and take away copies thereof.

•          Quarterly Financial Statements and Compliance Certificates. Deliver to the Lender, on or before the 60th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with that ending March 31, 2009, (a) a copy of the Financial Statements as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the financial condition, as of the date and for the period indicated therein, of the Borrower, on a consolidated basis with its consolidated Subsidiaries, subject to changes resulting from normal year end audit adjustments, and (b) a Compliance Certificate prepared as of the close of such quarterly period.

•          Annual Financial Statements and Compliance Certificate. Deliver to the Lender, on or before the 120th day after the close of each fiscal year of the Borrower, commencing with that ending on December 31, 2008, (a) a copy of the annual audited Financial Statements, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the financial condition, as of the date and for the period indicated therein, of the Borrower on a consolidated basis with its consolidated Subsidiaries, with such audited Financial Statements accompanied by an unqualified opinion from a nationally recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender, and (b) only as to fiscal years subsequent to the fiscal year ending on December 31, 2008, a Compliance Certificate prepared as of the close of the relevant fiscal year.

•          Oil and Gas Reserve Reports and Production Reports. (a) Deliver to the Lender, no later than each March 31 during the term of this Agreement, an engineering report in form satisfactory to the Lender, prepared as of the preceding January 1 and certified by a nationally or regionally-recognized firm of independent consulting petroleum engineers or other firm of independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proved and producing, non-producing, shut-in, behind-pipe and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrower and its Subsidiaries as of the most recent practicable date, (ii) the aggregate present value of the future net income with respect to proved and producing reserves attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrower and its Subsidiaries, discounted at a stated per annum discount rate, (iii) projections of the annual rate of production, gross income and net income with respect to such proved and producing reserves, (iv) information with respect to the “take-or-pay,” “prepayment” and gas-balancing liabilities of the Borrower and its Subsidiaries with respect to such reserves, and (v) general economic assumptions.

•          Deliver to the Lender, no later than each September 30 during the term of this Agreement, an engineering report, in substantially the format of and providing the information provided in the engineering reports provided pursuant to Section 5.4(a), prepared as of the preceding July 1 and certified, at the election of the Borrower, by either the chief operating officer or senior reserve engineer of the Borrower or a nationally or regionally-recognized firm of independent consulting petroleum engineers acceptable to the Lender or other firm of independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth the information provided therein.

•          Deliver to the Lender, no later than the 45th day following the end of each calendar quarter, a report, in form satisfactory to the Lender, setting forth information as to quantities of production from the Mortgaged Properties, volumes of production sold, volumes of production committed to Commodity Hedge Agreements, pricing, purchasers of production, gross revenues, lease operating expenses, and such other information as the Lender may reasonably request with respect to the relevant quarterly period.

•          Title Opinions; Title Defects; Mortgaged Properties. (a) Promptly upon the request of the Lender, (a) furnish to the Lender title opinions, in form and substance and by counsel satisfactory to the Lender, or other confirmation of title reasonably acceptable to the Lender, covering Oil and Gas Properties of the Borrower and its Subsidiaries the discounted present value of the proved reserves attributable to which, in the aggregate, equals no less than ninety percent (90%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of the Borrower and its Domestic Subsidiaries.

•          Promptly, but in any event within 30 days after notice by the Lender ofany defect having a Material Adverse Effect, clear such title defect.

•          Promptly upon request of the Lender, execute and deliver to the Lender additional Security Documents as necessary to maintain, as Mortgaged Properties, Oil and Gas Properties of the Borrower and its Domestic Subsidiaries constituting no less than ninety percent (90%) of the aggregate discounted present value of the proved reserves attributable to the combined Oil and Gas Properties of the Borrower and its Domestic Subsidiaries.

•          Notices of Certain Events. Deliver to the Lender, promptly, but in no event later than the fifth Business Day after having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the relevant Business Entity or its general partner and setting forth the relevant event or circumstance and the steps being taken by the relevant Business Entity with respect to such event or circumstance:

•	any Default or Event of Default;

•          any default by it under any contractual obligation or any litigation, investigation or proceeding between it and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

•          any litigation or proceeding involving it as a defendant or in which any of its Property is subject to a claim and in which the amount involved is $200,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

•          the receipt by it of any Environmental Complaint, which if adversely determined could reasonably be expected to have a Material Adverse Effect;

•          any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any of its Property following any allegation of a material violation of any Requirement of Law;

•          any Release of Hazardous Substances by it or from, affecting, or related to any of its Property or Property of others adjacent to any of its Property which could reasonably be expected to have a Material Adverse Effect, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law in any material respect, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

•	any change in its senior management;

•          any material change in its accounting or financial reporting practices; and

•          any other event or condition which could reasonably be expected to have a Material Adverse Effect.

•          Letters in Lieu of Transfer Orders or Division Orders. Promptly upon request by the Lender at any time and from time to time, and without limitation on the rights of the Lender pursuant to the provisions of Section 2.18 and Section 2.19, execute such letters in lieu of transfer or division orders, in addition to the letters delivered to the Lender in satisfaction of the condition set forth in Section 3.1(f), as are necessary or appropriate to transfer and deliver to the Lender proceeds from or attributable to any Mortgaged Property.

•          Commodity Hedging. Comply in all material respects with any Commodity Hedge Agreements entered into by the Borrower or any Domestic Subsidiary of the Borrower subsequent to the Closing Date and not in violation of the provisions of Section 6.1.

•          Joinder of New Domestic Subsidiaries. Execute and deliver Security Documents covering all of its equity ownership in each Domestic Subsidiary of the Borrower formed or acquired after the Closing Date or sixty five percent (65%) of the equity ownership in any Subsidiary of the Borrower formed or acquired after the Closing Date which is not a Domestic Subsidiary of the Borrower and take all other action requested by the Lender to perfect the Lien of all such Security Documents and cause each Domestic Subsidiary of the Borrower or any of the Guarantors formed or acquired after the Closing Date, other than, until the Indebtedness of Aspen referred to in clause (g) of the proviso appearing in Section 6.1 has been paid in full and any loan or credit agreement governing such Indebtedness has terminated, Aspen, if it becomes a Domestic Subsidiary of the Borrower, to execute and deliver Joinder Agreements and Guaranties, as requested by the Lender, and take all such other action reasonably requested by the Lender in connection with such Guaranties and Joinder Agreements.

•          Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning its assets, liabilities, operations and transactions as the Lender may from time to time reasonably request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or jurisdiction of organization; and upon the request of the Lender, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

•          Compliance with Laws. Except to the extent the failure to comply or cause compliance could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws and (c) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any of its Property, (ii) required for the performance of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of any Hazardous Substances; and use its best efforts to cause all of its employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with it, to comply with all such Requirements of Law as may be necessary or appropriate to enable it to so comply.

•          Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent and other Indebtedness which, if unpaid, might become a Lien against any of its

Property, except any of the foregoing that are being contested in good faith and as to which an adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

•          Maintenance of Existence or Qualification and Good Standing. Maintain its separate corporate, limited partnership or limited liability company existence and identity, as the case may be, and, if applicable, good standing and qualification in its jurisdiction of organization and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

•          Payment of Note; Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the other Obligations in all material respects.

•          Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents to which it is a party and all agreements contemplated thereby, and execute, acknowledge and deliver to the Lender such other assurances and instruments as shall, in the reasonable opinion of the Lender, be necessary to fulfill the terms of the Loan Documents to which it is a party.

•          Initial Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender for, or pay directly to such special counsel, all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents and the consummation of the transactions contemplated in this Agreement.

•          Subsequent Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced or incurred by or on behalf of the Lender to evaluate the Mortgaged Properties or to satisfy any of the Borrower’s or any Guarantor’s obligations under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Documents; to enforce the rights of the Lender under any of the Loan Documents; and to protect the relevant Person’s Properties or business, including the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the relevant Person by the Lender and which amounts shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors, accountants and independent petroleum engineers incurred to protect the interests of the Lender and any other Approved Hedge Counterparties, (d) fees and expenses incurred in connection with the participation by the Lender as members of the creditors’ committee in any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses reasonably incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Adjusted Base Rate on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section 5.17 surviving the non-assumption of this Agreement in any Insolvency Proceeding and being binding upon it and/or a trustee, receiver, custodian, or liquidator of it appointed in any such case.

•          Operation of Oil and Gas Properties. Develop, maintain and operate or, to the extent that the right or obligation to do so rests with another Person, exercise its best efforts to cause such other Person to develop, maintain and operate its Oil and Gas Properties in a prudent and workmanlike manner and in accordance with customary industry standards.

•          Maintenance and Inspection of Properties. Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise its best efforts to cause such other Person to maintain all of its material tangible Properties necessary to operate its business as currently conducted in good repair and condition, ordinary wear and tear excepted; make or, to the extent that the right or obligation to do so rests with another Person, exercise its best efforts to cause such other Person to make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender, upon prior notice to visit and inspect, at reasonable times, any of its tangible Property.

•          Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Lender, name the Lender as an additional insured (in the case of liability insurance) and co-loss payee (in the case of physical damage insurance), and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance. The Lender shall have the right to collect, and each of the Borrower and the Guarantors hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss or destruction of any of the Collateral. In the event of any damage, loss or destruction for which insurance proceeds relating to (a) business interruption exceed $100,000 or (b) Collateral exceed fifteen percent (15%) of the book value of such Collateral, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to fees, then to interest and then to principal, and shall deliver to the Borrower or the relevant Guarantor, as the case may be, the balance, if any, after such application has been made. In the event of any other damage, loss or destruction for which insurance proceeds are received, and provided that no Default or Event of Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower or the relevant Guarantor, as the case may be, for use to repair or replace the damaged, destroyed or lost property. In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, the Lender shall deliver any such proceeds to the Borrower or the relevant Guarantor, as the case may be.

•          ENVIRONMENTAL INDEMNIFICATION. INDEMNIFY AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY DOCUMENT (EACH OF THE FOREGOING AN "INDEMNITEE") HARMLESS FROM AND

AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY IT OR ANY OF ITS PREDECESSORS IN TITLE, EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY OF ITS PROPERTY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY IT OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUBCONTRACTORS WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH IT, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, ORDER, JUDGMENT, REMEDIAL ACTION, REQUIREMENT, ENFORCEMENT ACTION, COST OR EXPENSE, ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO THE LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE LENDER. ALL AMOUNTS DUE UNDER THIS SECTION 5.21 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

•          GENERAL INDEMNIFICATION. INDEMNIFY AND HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES (INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (A) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PERFORMANCE BY THE PARTIES HERETO AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND THEREUNDER AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THE USE OF PROCEEDS OF THE LOANS OR LETTERS OF CREDIT, OR

(C) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO, INCLUDING ANY SUCH LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT. ALL AMOUNTS DUE UNDER THIS SECTION 5.22 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

•          Evidence of Compliance with Anti-Terrorism Laws. Deliver to the Lender any certification or other evidence requested from time to time by the Lender confirming its compliance with the provisions of Section 6.17.

•          Deposit Accounts. Open and maintain with the Lender its primary operating accounts.

•

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, neither the Borrower nor any of the Guarantors will:

•          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable, taxes and other assessments, in each case incurred in the ordinary course of business and which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Indebtedness under Commodity Hedge Agreements, including reimbursement obligations under letters of credit securing or supporting such Indebtedness, with any Approved Hedge Counterparty or, so long as each such Person is acceptable to the Lender, other counterparties, provided that (i) such agreements shall not be for a term in excess of three years and shall not, except as to floors, be entered into with respect to more than eighty percent (80%), of the projected production of proved developed producing volumes of each commodity category, as reflected in each Reserve Report provided pursuant to the provisions of Section 5.4 during the term of the relevant agreement, and (ii) the floor prices in such agreements are not less than the prices used by the Lender in its most recent Borrowing Base determination as of the time the relevant agreement is entered into, (d) Indebtedness under Interest Rate Hedge Agreements with any Approved Hedge Counterparty or, so long as each such Person is acceptable to the Lender, other counterparties, provided that such agreements shall not be entered into with respect to notional principal amounts in excess of eighty percent (80%) of the Loan Balance, (e) Indebtedness incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business not exceeding $100,000 in the aggregate for the Borrower on a consolidated basis with its Subsidiaries, (f) Indebtedness from time to time owing by any Guarantor to the Borrower or any other Guarantor with respect to loans or advances not prohibited by the provisions of Section 6.7, (g) if it becomes a Domestic Subsidiary of the Borrower, Indebtedness of Aspen in effect at such time in an amount not exceeding $1,500,000 in the aggregate, provided that such Indebtedness is paid as and when due and is not renewed or extended in any respect and the material terms thereof are not amended in any material respect, (h) Indebtedness secured by Permitted Liens and (i) other unsecured Indebtedness not exceeding, in the aggregate at any time, $250,000 for the Borrower on a consolidated basis with its consolidated Subsidiaries.

•          Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) the Guaranties or (d) Indebtedness permitted by Section 6.1.

•          Liens. Create, incur, assume or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restriction shall not apply to Permitted Liens.

•          Sales of Assets. Sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business, provided, however, that no contract for the sale of hydrocarbons shall obligate the relevant Person to deliver hydrocarbons produced from any of its Oil and Gas Properties at some future date without receiving full payment therefor within 90 days of delivery, or (b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, (c) the sale, transfer or other disposition of Property from the Borrower to its Domestic Subsidiaries or from the Subsidiaries of the Borrower to the Borrower, or (d) if no Default exists or would result therefrom, sales of assets having an aggregate book value of less than $50,000 in the aggregate in any fiscal year of the Borrower.

•          Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

•          Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

•          Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business not exceeding $50,000 in the aggregate for the Borrower on a consolidated basis with its consolidated Subsidiaries, (c) loans or advances by the Borrower or any Domestic Subsidiary of the Borrower to a Guarantor, so long as not exceeding, in the aggregate, $1,000,000 as to loans or advances by the Borrower to the Guarantors when taken together with the aggregate amount of Investments by the Borrower in the Guarantors not prohibited by the provisions of Section 6.8 or (d) other loans or advances so long as not exceeding, in the aggregate outstanding principal balance at any time, $100,000.

•          Investments. Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investors Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section 6.8, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than 180 days from the date of acquisition, issued by or acquired from or through the Lender or any bank or trust company organized under the laws of the United States of America or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section 6.8, (d) Investments in money-market funds sponsored or administered by Persons acceptable to the Lender and which funds invest in short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section 6.8, (e) evidences of loans or advances not prohibited by the provisions of Section 6.7, (f) Investments by the Borrower or any Domestic Subsidiary of the Borrower in a Guarantor, so long as not exceeding, in the aggregate, $1,000,000 as to Investments by the Borrower in the Guarantors when taken together with the aggregate outstanding principal balance of loans and advances by the Borrower to the Guarantors not prohibited by the provisions of Section 6.7, (g) the ownership by the Borrower of 353,125 shares of the common stock of Aspen representing four and eight hundred sixty seven one-thousandths percent (4.867%) of the outstanding shares of Aspen on a fully diluted basis or (h) the Borrower’s acquisition of capital stock of Aspen as further described in Section 6.10.

•          Dividends, Distributions and Certain Payments. Declare, pay or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any of its equity interests; provided, however, the foregoing restriction shall not apply to (a) dividends or distributions permitted by written consent of the Lender, (b) dividends paid in capital stock of the Borrower, (c) dividends and distributions by any Subsidiary of the Borrower to the Borrower or any Guarantor and (d) transactions permitted by Section 6.10.

•          Issuance of Equity; Changes in Corporate Structure. Issue or agree to issue any additional equity interests; enter into any transaction of consolidation, merger or amalgamation; or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not restrict (a) the issuance of shares of the common stock of the Borrower constituting, after giving effect to such issuance, up to fifteen percent (15%) of the aggregate outstanding shares of the Borrower as consideration for the acquisition by the Borrower of forty five percent (45%) or more of the common stock of Aspen on a fully diluted basis, (b) transactions of merger, consolidation or amalgamation among any of the Domestic Subsidiaries of the Borrower or, if the Borrower is the surviving entity, between the Borrower and any Domestic Subsidiary of the Borrower or (c) any liquidation, winding up or dissolution of a Domestic Subsidiary of the Borrower.

•          Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates (other than transactions entered into in the normal course of business between the Borrower or a Domestic Subsidiary of the Borrower with another Domestic Subsidiary of the Borrower not otherwise prohibited hereunder), other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.

•          Lines of Business. Change its principal line of business from that in which it is engaged as of the date hereof.

•          Plan Obligation. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

•          Current Ratio. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending March 31, 2009, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.

•          Tangible Net Worth. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending March 31, 2009, Tangible Net Worth to be equal to or less than seventy five percent (75%) of Tangible Net Worth as of the Closing Date plus seventy five percent (75%) of Net Income of the Borrower, on a consolidated basis with its consolidated Subsidiaries, for each quarterly period of each fiscal year of the Borrower ending after the Closing Date (but never less than zero).

•          Interest Coverage Ratio. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending March 31, 2009, the ratio of (a) EBITDA for the twelve-month period then ended to (b) Interest Expense for the twelve-month period then ended to be less than 3.00 to 1.00.

•          Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.

•

EVENTS OF DEFAULT

•          Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

•          default shall be made in the payment when due of (i) any installment of principal or interest under this Agreement or the Note, (ii) in the payment when due of any fee or other sum payable under any Loan Document, or (iii) any Indebtedness of the Borrower under any Commodity Hedge Agreement or Interest Rate Hedge Agreement permitted or required under applicable provisions of this Agreement;

•          default shall be made by the Borrower or any of the Guarantors in the due observance or performance of any of its obligations, covenants or agreements under (i) the Note, (ii) Section 4.6, Section 5.14 or Article VI or (iii) any material provision of any Loan Documents, other than this Agreement, and such default shall continue beyond any applicable grace or cure period or default shall be made by the Borrower or any of the Guarantors in the due observance or performance of any of its obligations, covenants or agreements under any other provision of any Loan Document and such default shall continue for 30 days after the earlier of notice thereof by the Lender or knowledge thereof by the Borrower or the relevant Guarantor, as the case may be;

•          any representation or warranty made by or on behalf of the Borrower or any of the Guarantors in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

•          default shall be made by the Borrower or any of the Guarantors (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other Indebtedness in excess of $250,000 in the aggregate or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto or there shall occur any event or condition in respect of any such Indebtedness which would allow the holders thereof to require such Indebtedness to be repaid, repurchased or redeemed;

•          the Borrower or any of the Guarantors shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance, renewal or extension of a Letter of Credit, and such inability shall continue for a period in excess of 60 days;

•          the levy against any significant portion of the Property of the Borrower or any of the Guarantors of any execution, garnishment, attachment, sequestration or other writ or similar proceeding in an amount in excess of $250,000 which is not permanently dismissed or discharged within 60 days after the levy;

•          the Borrower or any of the Guarantors shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

•          an order, judgment or decree shall be entered against the Borrower or any of the Guarantors by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

•          a final and non-appealable order, judgment, or decree shall be entered against the Borrower or any of the Guarantors for money damages and/or Indebtedness due in an amount in excess of $250,000, and such order, judgment, or decree shall not be dismissed or stayed within 60 days or is not fully covered by insurance (excluding any deductible);

•          any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower or any of the Guarantors under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower or any of the Guarantors subject to a Lien in favor of the Lender without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

•          the Borrower or any of the Guarantors shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which is fraudulent under any bankruptcy, fraudulent conveyance, or similar law with intent to hinder, delay or defraud its creditors, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid with intent to hinder, delay or defraud its creditors, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 60 days from the date thereof;

•          any Security Document shall for any reason not, or cease to, create valid and perfected first priority Liens (subject only to Permitted Liens) against the Collateral purportedly covered thereby, except to the extent permitted by this Agreement or resulting from the negligence of the Lender;

•          the Borrower or one of the Guarantors shall cease to be the sole shareholder or member or the sole general partner of any Guarantor;

•          any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all

Obligations and termination of the Commitments and this Agreement, ceases to be in full force and effect;

•          the Borrower or any Guarantor purports to revoke, terminate or rescind any Loan Document or any provision of any Loan Document.

•          Stephen M. Hosmer shall cease to be involved actively as an officer of the Borrower; or

•          the occurrence of a Material Adverse Effect which is not remedied within 30 days following written notice thereof from the Lender or knowledge thereof by the Borrower.

•          Remedies. (a) Upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g), immediately and without notice, (i) all Obligations under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and the Guarantors and (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing.

•          Upon the occurrence of any Event of Default other than those specified in Section 7.1(f) or Section 7.1(g), (i) the Lender may, by notice in writing to the Borrower, declare all Obligations under the Loan Documents immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and the Guarantors and (ii) the Lender may declare the Commitment terminated, whereupon the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing.

•          Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section 7.2, exercise any or all of the rights and remedies provided by law or pursuant to the Loan Documents.

•          Should the Obligations under the Loan Documents become immediately due and payable in accordance with any of the preceding subsections of this Section 7.2, the obligation of the Borrower with respect to the L/C Exposure shall be to provide cash as Collateral therefor, to be held and administered by the Lender as provided in Section 2.10 with respect to mandatory prepayments and, failing receipt by the Lender of immediate payment in full of the Loan Balance, any additional Obligations then due and payable, and all accrued and unpaid interest and fees and such cash to serve as Collateral for the L/C Exposure, the Lender shall be entitled to proceed against the Collateral, and proceeds from any realization against any such Collateral, other than cash, in excess of the sum of the costs of such realization, the Loan Balance, any additional Obligations then due and payable, and accrued and unpaid interest and fees shall constitute cash Collateral for the remaining L/C Exposure, if any, to be held and administered by the Lender as provided in Section 2.10.

•          Proceeds from realization against the Collateral and any other funds received by the Lender from the Borrower or any of the Guarantors when an Event of Default has occurred shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement, any other Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (ii) second, to accrued interest on the Obligations under the Loan Documents or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (iii) third, to the Loan Balance, in any manner elected by the Lender, and any other Obligations then due and payable, pro rata in accordance with the ratio of the Loan Balance or such other Obligations, as the case may be, to the sum of the Loan Balance and such other Obligations and (iv) as provided in subsection (d) immediately above, if applicable.

•          Notice of Default. The Lender shall promptly notify the Borrower of any Default or Event of Default of which the Lender has knowledge.

•

MISCELLANEOUS

•          Assignments; Participations. (a) Neither the Borrower nor any of the Guarantors may assign any of its rights or delegate any of its obligations under any Loan Document without the prior consent of the Lender.

•          With the consent of the Lender and, except when a Default or an Event of Default shall have occurred, the Borrower (which shall not be unreasonably withheld or delayed in either case), the Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided, however, (i) such consent shall not be required with respect to an assignment from the Lender to one or more Affiliates of the Lender and (ii) such consent shall not be required with respect to an assignment from the Lender to one or more Approved Funds or Affiliates of Approved Funds. Upon the effectiveness of any assignment pursuant to this Section 8.1(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of the Loan Documents, and the assignor shall be relieved of its obligations hereunder to the extent of such assignment. If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a “Lender” hereunder, except that its rights under Section 5.17, Section 5.21 and Section 5.22, shall not be affected.

•          Lender may transfer, grant, or assign participations in all or any portion of its interests hereunder to any Person pursuant to this Section 8.1(c), provided, however, that the Lender shall remain the “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder. In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the granting Lender as set forth in the agreement with such Lender creating such participation, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

•          The Lender may furnish any information concerning the Borrower or any of the Guarantors in the possession of the Lender from time to time to its permitted assignees and participants and prospective assignees and participants. The Lender shall require any Person receiving any such information to agree, in writing, to keep all such information confidential.

•          Notwithstanding anything in this Section 8.1 to the contrary, the Lender may assign and pledge the Note or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment or pledge shall release the Lender from its obligations hereunder.

•          Notwithstanding any other provisions of this Section 8.1, no transfer or assignment of the interests or obligations of the Lender or grant of participations therein shall be permitted if such transfer, assignment, or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the “Blue Sky” laws of any state.

•          Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and the Guarantors and all covenants and agreements of the Borrower and the Guarantors herein made shall survive the execution and delivery of the Note and the Security Documents and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

•          Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by facsimile, electronic mail or other electronic form). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand or by a nationally-recognized overnight courier service, or, in the case of delivery by mail, five days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

•	if to the Lender, to:

Texas Capital Bank, N.A.

One Riverway, Suite 2450

Houston, Texas 77056

Attention: Energy Banking

Facsimile: (713) 439-5942

•	if to the Borrower or any of the Guarantors, to:

Royale Energy, Inc.

7676 Hazard Center Drive

Suite 1500

San Francisco, CA 72108

Attention: Chief Financial Officer

Facsimile: (619) 881-2899

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

•          Parties in Interest. Subject to the restrictions on changes in structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, any of the other Guarantors, or the Lender shall be binding upon and inure to the benefit of the Borrower, any of the other Guarantors, or the Lender, as the case may be, and their respective legal representatives, successors, and permitted assigns.

•          Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note or any other Loan Document.

•          Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender, any other Approved Hedge Counterparties, the Borrower and the Guarantors. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

•          No Waiver; Rights Cumulative. No course of dealing on the part of the Lender or its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of any Letter of Credit shall constitute a waiver of any of the covenants, warranties or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty or condition, neither the making of any Loan nor the issuance of any Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

•          Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

•          Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. Subject to the preceding sentence, any provision of this Agreement or any other Loan

Document may be amended, modified or waived by the Borrower, the Guarantors and the Lender.

•          Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

•          Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Documents, but subject to applicable provisions of this Agreement, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.

•          Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

•          Waiver of Rights to Jury Trial. THE BORROWER, THE GUARANTORS AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION 8.13 ARE A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

•          Jurisdiction and Venue. SUBJECT TO THE PROVISIONS OF SECTION 8.13, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN SUCH REGARD, THE BORROWER AND EACH OF THE GUARANTORS HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION 8.14.

•          Integration. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO WITH RESPECT TO THE SUBJECT HEREOF AND THEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF AND THEREOF, INCLUDING ANY TERM SHEET PROVIDED TO THE BORROWER BY THE LENDER. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND

THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

•          Waiver of Punitive and Consequential Damages. EACH OF THE BORROWER, THE GUARANTORS AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY DISPUTE BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.16.

•          Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement and shall be enforceable as of the date hereof upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto and shall constitute one instrument.

•          USA Patriot Act Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

•          Tax Shelter Regulations. The Borrower does not intend to treat the Loans and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006). In the event the Borrower determines to take any action inconsistent with the foregoing statement, it will promptly notify the Lender thereof. If the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans and related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, the Lender will maintain the lists and other records required, if any, by such Treasury Regulations.

•          Contribution and Indemnification. In the event that any Guarantor pays (whether through direct payments or as a result of providing Collateral for the Obligations) any amounts on the Obligations in excess of such Guarantor’s Obtained Benefit (the “Excess Payments”), such Guarantor shall be entitled to make demand on the Borrower for such Excess Payments, and, to the extent not recovered from the Borrower, to receive from each other Guarantor that received an Obtained Benefit, such Guarantor’s Contribution Percentage of the Excess Payment. If any party obligated to make such a payment is unable to pay the Contribution Percentage of the Excess Payment, each Guarantor agrees to make a contribution to the party entitled to such payment to the extent necessary so that each Guarantor shares equally the liability for such Excess Payment in relation to the relative Obtained Benefit received by such Guarantor. IN SUCH REGARD, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH GUARANTOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER GUARANTORS FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING WITH RESPECT TO THE OBLIGATIONS AND EXCEEDING SUCH OTHER GUARANTOR'S OBTAINED BENEFIT OR CONTRIBUTION PERCENTAGE THEREOF AS PROVIDED HEREIN. Any amount due under this Section 8.20 shall be due and payable within ten days of demand therefor by the party entitled to payment and shall be made to the party entitled thereto at the Borrower’s address for notices under this Agreement, in immediately available funds, not later than 2:00 p.m., Central Standard or Daylight Time, on the date on which such payment shall come due. The remedies available to any Guarantor pursuant to the provisions of this Section 8.20 are not exclusive. All rights and claims of contribution, indemnification and reimbursement under this Section 8.20 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 8.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BORROWER:

ROYALE ENERGY, INC.

By:

Stephen M. Hosmer

Chief Financial Officer

(Signatures continue on following page)

LENDER:

TEXAS CAPITAL BANK, N.A.

By:

Jonathan Gregory

Executive Vice President

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